Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated July 23, 2021, with respect to the consolidated balance sheets of Conagra Brands, Inc. as of May 30, 2021 and May 31, 2020, the related consolidated statements of earnings, comprehensive income, common stockholders’ equity, and cash flows for each of the fiscal years in the three-year period ended May 30, 2021, and the related notes (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of May 30, 2021, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Omaha, Nebraska

August 9, 2021